EXHIBIT 10(iii)B(2)

                                   EXHIBIT F

Performance criteria for FY 1998 - FY 2000 cycle include the following:
Aggregate Income, defined as the targeted income, before taxes and extraordinary items,<F5> for the entire three-year period, as shown in the table below.

Performance goals and amounts funding the payout pool include the following:

Performance              Aggregate Income          % of Net Earnings to Pool
Level

Below Target              Below $498,327,000                   0%
Target                          $498,327,000            .83% of earnings
Above Target              Above $498,327,000            .83% of earnings



During the FY 1998 - 2000 cycle, Farmland Industries, Inc. must return to its members at least $168,912,000 in cash,<F6> or no payout will occur under this plan.

In order to ensure the integrity of Farmland's financial strength, a limit on funded indebtedness as a percent of capitalization is incorporated into this plan. In the event that the indebtedness ratio is above the level which is established by bank covenants at the end of the cycle, not payout will occur under this plan.



<F5> The Chief  Financial  Officer and  the  Chief Executive  Officer  must
     approve the classification  of any  item as  "extraordinary."   Transaction
     deemed as "extraordinary" and therefore excluded in the determination of Income for variable compensation include:
     _ The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have  been had the incident  not occurred.
     _ Nonrecurring (one-time) adjustments to income or expense such as the gain from settlement of the retirement plan. Any such items would generally be reported as extraordinary items on Farmland financial statements under generally accepted accounting principles.
     _ The gain or loss on the disposal of a major asset, group of assets, or investments.
     _ The impact of adjustments resulting from LIFO inventory computations or reserves.
     _    Other items as approved.

     Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior Management representative before review by the Chief Financial Officer and Chief Executive Officer.

<F6> Cash Returned to Members includes cash patronage, equity  redemptions, additional equity redemptions due  to tax savings  on net operating  losses
     (NOL), ownerships retirements, capital credits, preferred stock dividends, preferred stock redemptions, and estate settlements.